UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 16, 2007

MICHAELS STORES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-09338	75-1943604
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8000 Bent Branch Drive

Irving, Texas  75063

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (972) 409-1300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05  Costs Associated with Exit or Disposal Activities

On October 16, 2007, the Board of Directors of Michaels Stores, Inc. (the “Company”) approved management’s recommendation to close the Company’s concept businesses, Recollections and Star Decorators’ Wholesale, to align the Company’s resources around its core retail chains, Michaels and Aaron Brothers. The Company plans to close its 11 Recollections stores and three of its four Star Wholesale locations and anticipates that the closings will be completed by the end of the first quarter of fiscal 2008. The Star Wholesale location in California will continue operations under the Moskatel’s name. As a result of this decision, the Company expects to incur a pre-tax charge of approximately $11 million to $14 million, which includes the following:

Description of Cost	Pre-tax Charge
(in millions)
Inventory impairment	$2.0 – 2.8
Fixed asset impairment	5.0 – 5.6
Lease-related liabilities	2.8 – 3.6
Employee severance	1.3 – 1.6

Total estimated charges relating to closures	$11.1 – 13.6

The cash expenditures associated with the charges are expected to be $4.1 million to $5.2 million, which consists primarily of lease-related liabilities and employee severance.

Disclosures About Forward-Looking Statements

This Current Report on Form 8-K report contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the quantitative effects of the closings.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the Company’s actual results as well as the quantitative effects of the closings to differ materially from those in the forward-looking statements. These factors include, without limitation, the risks that additional information may arise in connection with the preparation of the Company’s financial statements or that other subsequent events may occur that would require the Company to make additional adjustments.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 17, 2007	By:	/s/ Jeffrey N. Boyer
Jeffrey N. Boyer
President and Chief Financial Officer